Exhibit 23.2
     CONSENT OF INDEPENDENT AUDITORS
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 28, 2008, relating to the consolidated financial statements of Jonah Gas Gathering Company and Subsidiary, appearing in the Annual Report on Form 10-K of TEPPCO Partners, L.P. and subsidiaries for the year ended December 31, 2007.
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 15, 2008, relating to the financial statements of LDH Energy Mont Belvieu L.P. (formerly Mont Belvieu Storage Partners, L.P.), appearing in the Annual Report on Form 10-K of TEPPCO Partners, L.P. and subsidiaries for the year ended December 31, 2007.
We consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ Deloitte & Touche LLP
Houston, Texas
September 3, 2008